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                                                                   Exhibit 10.44


AT&T CORP.
55 Corporate Drive
Bridgewater, NJ 08807
Attention: Sanford S. Brown

May 26, 1999


Gentlemen:

         Reference is made to the Request for Proposal dated April 9, 1999 ("RFP") pursuant to which AT&T Corp. ("AT&T") solicited proposals for Internet messaging services, including "hosted email boxes, aliasing, DNS, SMTP relay services, and web-based service management." Mail.com, Inc. ("Mail.com") submitted a response to the RFP dated April 23, 1999. Subsequently, Mail.com and AT&T entered into discussions concerning Mail.com's proposal in response to the RFP. As a result of such discussions, Mail.com and AT&T hereby agree to establish a strategic relationship subject to the terms and conditions contained herein ("Strategic Relationship"). The terms and conditions contained herein will be effective only to the extent that this agreement is executed by both parties on or before May 26, 1999.

SECTION 1.  RELATIONSHIP

         AT&T IP Value Added Services Division agrees to offer Mail.com's outsourced managed messaging services to AT&T's new and existing IP customers, subject to such contingencies as are included in the definitive agreements referenced in section 8.

         Mail.com agrees to grant AT&T preferential rights as its managed messaging provider including (i) priority service integration rights, (ii) strategic technology relationship rights, (iii) warrants and (iv) Board observer rights.

SECTION 2.  TERM

         The term of this letter agreement shall begin on the date AT&T executes this letter and shall end at the sooner of the following events: (i) on the effective date of the definitive agreements referenced in Section 8, or (ii) on the effective date of termination of this letter as provided in Section 8.

SECTION 3.  PRIORITY SERVICE INTEGRATION

         Mail.com agrees not to integrate or customize its managed messaging technology for email outsourcing with any other third party for the period ending December 31, 1999. During this period, Mail.com will retain the right to distribute its off-the-shelf managed messaging services to corporate customers both directly and on a co-branded basis through third party resellers that do not require integration or customization of Mail.com's technology. During this period, Mail.com will also give AT&T priority service with respect to implementation and customization of non-technology oriented processes.

     Mail.com will pay all its own costs of integration with AT&T.

SECTION 4. MARKETING

         Mail.com acknowledges that AT&T's Managed Messaging service will not contain any advertising or promotional messages.

SECTION 5. STRATEGIC TECHNOLOGY RELATIONSHIP


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         During the Term, at AT&T's request, Mail.com agrees to work with AT&T on a preferred basis with respect to the co-development and integration of key technologies such as mail and IP platforms, voicemail, telephony, paging service and voice conferencing. Co-development, integration or other relationships with respect to these technologies will be on terms mutually agreed upon at the time of these efforts. Arrangements with respect to the ownership and licensing, if any, of intellectual property resulting from such co-development shall be in accordance with Section 8.

SECTION 6.  WARRANTS

         Upon signing of this letter agreement, Mail.com will grant AT&T warrants to acquire 1 million shares of Mail.com Class A Common Stock. The warrants will have an exercise price of $11 per share and an expiration date of December 31, 2000. The warrants will be fully vested and exercisable immediately upon grant. The warrants and all shares issuable upon exercise shall not be sold or otherwise transferred to a third party until after the earlier of (i) the date on which AT&T provisions more than 30,000 active mailboxes with the Mail.com managed messaging service, which date must occur on or before December 31, 2000 for this clause (i) to apply (the "Minimum Mailbox Date"), and (ii) five years after the date hereof. From the Minimum Mailbox Date forward, AT&T will be entitled to exercise cashless exercise rights and one demand and unlimited Form S-3 and piggyback registration rights. Such rights will be to subject to customary limitations. In addition to the limitations set forth above, sale of shares will be subject to the standard 180-day lockup period following Mail.com's initial public offering.

SECTION 7.  BOARD OBSERVATION

         During the Term beginning upon execution of definitive agreements, Mail.com will grant AT&T's IP Division the right to designate one observer at Mail.com's Board of Director meetings. The board observer right will terminate at the sooner of the following events: (i) at the end of the Term, (as defined in section 8) (ii) upon AT&T selling more than 50% of the shares eligible to be acquired by exercising the warrants described in Section 6, (iii) upon such date as AT&T should discontinue promoting Mail.com's managed messaging outsourcing services, or (iv) upon AT&T IP Value Added Services Division entering into a managed messaging agreement with, or acquiring a majority interest in, a direct competitor of Mail.com.

SECTION 8. DEFINITIVE AGREEMENTS

         AT&T and Mail.com agree to negotiate in good faith to complete definitive agreements more fully implementing the terms and conditions set forth herein, and consistent with the following:

         o The RFP, including without limitation the service features, quality standards, and implementation timeframes specified in the RFP
         o        Evergreen most favored customer pricing
         o        Two year term ("Term")

If despite good faith negotiations AT&T and Mail.com do not execute and deliver complete definitive agreements as set forth above on or before July 15, 1999, either party may terminate this agreement on 10 days' written notice to the other. Upon such termination, the parties shall have no further obligations to each other under this agreement.

SECTION 9.  GOVERNING LAW

         This agreement shall be governed by the internal laws of the State of New York without regard to principles relating to the choice of law.


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SECTION 10.  EFFECT OF AGREEMENT

         The foregoing sets forth a binding agreement between AT&T and Mail.com and supersedes all prior written and oral agreements with respect to the subject matter hereof.

         If you are in agreement with the foregoing, kindly so indicate by signing in the space indicated below.

                                          Very truly yours,


                                          MAIL.COM, INC.


                                          By /s/ Gerald Gorman
                                             -----------------------------
                                             Name:  Gerald Gorman
                                             Title:  Chairman, CEO



Accepted and Agreed:

Dated: May 26, 1999



AT&T Corp.


By /s/ Sanford S. Brown
   -----------------------------
   Name:  Sanford S. Brown
   Title:  VP-IP Value Added Services




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